Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Northfield Bancorp, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8, pertaining to the Northfield Bancorp, Inc. Employee Savings Plan, of Northfield Bancorp. Inc., of our report dated March 20, 2007, relating to the consolidated balance sheets of Northfield Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2006, which report is incorporated by reference in the Registration Statement on Form S-l of Northfield Bancorp. Inc.
KPMG LLP
Short Hills, New Jersey
November 14, 2007